Exhibit 99.1

DallasNews Corporation Announces Successful Voluntary Severance Program

DALLAS –  DallasNews Corporation (Nasdaq: DALN), the parent company of The Dallas Morning News and Medium Giant, announced on September 13, 2023 a limited voluntary staff reduction program would be offered across all departments to eligible individuals at The News and Medium Giant. The Company expected this could reduce the total workforce by about 6 percent, or 40 full-time and part-time positions.

The voluntary staff reduction program closed at noon on Tuesday, November 7, 2023. The Company received and approved 58 requests, representing 9 percent of the workforce, from across the Company to participate in the program. Of these 58 positions, the Company will be reinvesting in 11 positions. Katy Murray, President and Chief Financial officer said, “The net annual savings in employee compensation and benefits in 2024, which includes the reinvestment in staff in the newsroom, will be over $3.0 million and the projected severance expense recorded in Q4 2023 will be approximately $2.5 million.” The Company will provide additional information regarding the financial impact of the Voluntary Severance Program in the Company’s Fiscal Year 2023 investor call to be scheduled in the first quarter of 2024.

“Like any business, DallasNews Corporation must be profitable to be a healthy and sustainable organization,” said Grant Moise, the Company’s Chief Executive Officer and Publisher of The News. “This transition allows us to narrow our gap to profitability while reinvesting in essential positions to help grow our digital audiences. Our recent hiring of Chris Patheiger as our Chief Product and Innovation Officer is a clear indication that we remain committed to future growth and innovation as we continue to navigate the digital needs of North Texans.”

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with an excellent journalistic reputation, intense regional focus and close community ties. With offices in Dallas and Tulsa, Medium Giant is a full-service advertising agency dedicated to designing, creating and delivering stories that drive customers to act. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s (the “Company”) business outlook or future economic performance, revenues, expenses, cash balance, investments, business initiatives, working capital, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,”  “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint and distribution prices; program costs; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.